AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

AZZ incorporated Reports Financial Results for the Third Quarter and Year-To-Date of Fiscal Year 2014

Contact:	Dana Perry, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 8, 2014 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of electrical products and services and a provider of galvanizing services, today announced unaudited financial results for the three and nine-month periods ended November 30, 2013. Revenues for the third quarter were $197.8 million compared to $149.7 million for the same quarter last year, an increase of 32.1 percent. Net income for the third quarter was $18.4 million, or $0.72 per diluted share, compared to net income of $15.4 million, or $0.60 per diluted share, in last year’s third fiscal quarter.

For the nine-month period, the Company reported revenues of $570.7 million compared to $430.2 million for the comparable period last year, an increase of 32.7 percent. Net income for the nine months was $49.4 million, or $1.92 per diluted share, compared to $47.2 million, or $1.85 per diluted share in the comparable period of last year.

Non-recurring expenses and income items recorded during the third quarter are related to the fire at our Joliet facility. While we expect to receive additional insurance proceeds under our insurance policy in the future, the ultimate amount that we collect has not yet been determined. Any future recoveries under this policy will be recognized in the period in which proceeds are approved by our insurance carrier. Included with the financial tables is a reconciliation of these non-recurring items for the compared periods.

Our products backlog at the end of our third quarter of fiscal 2014 was $211.8 million, compared to $215.8 million at the end of the third quarter of fiscal 2013 and $221.7 million on February 28, 2013. Incoming orders for the third quarter were $198.2 million while shipments for the quarter totaled $197.8 million, resulting in a book to ship ratio of 100 percent. Of our products backlog of $211.8 million, 24.6 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products and Services Segment for the third quarter of fiscal 2014 were $112.0 million as compared to $60.4 million for the same quarter last year, an increase of 85.4 percent. Operating income for the segment increased 32.4 percent to $11.9 million compared to $9.0 million in the same period last year. Operating margins for the third quarter were 10.6 percent for the quarter as compared to 14.8 percent in the prior year period. Nuclear Logistics Incorporated (“NLI”), acquired June 1, 2012 and AZZ WSI LLC (together with its subsidiaries, “WSI”), acquired March 29, 2013, contributed $73.3 million in revenues and $7.1 million in operating income. Excluding NLI and WSI, margins for the quarter would have been 12.4 percent. For the first nine months of fiscal 2014, revenues increased 82.2 percent to $312.6 million and operating income increased 42.0 percent to $35.6 million compared to $171.6 million and $25.1 million respectively, for the first nine months of the

AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

prior year. Operating margins for the first nine months were 11.4 percent as compared to 14.6 percent in the prior year period. NLI and WSI contributed $188.0 million in revenues and $16.3 million in operating income. Excluding NLI and WSI, year to date margins would have been 15.5 percent.

Revenues for the Company’s Galvanizing Services Segment for the third quarter were $85.7 million, compared to the $89.3 million in the same period last year. Operating income was $21.3 million as compared to $24.4 million in the prior period. Operating margins for the third quarter were 24.9 percent, compared to 27.4 percent in the same period last year. For the first nine months of fiscal 2014, revenues were $258.1 million and operating income $73.3 million compared to $258.6 million and $70.6 million, respectively, for the first nine months of the prior year. Year to date operating margins were 28.4 percent compared to 27.3 percent in the prior year period. The Galvanizing Services Segment recorded non-operating expense items during the third quarter of fiscal 2014 in the amount of $1.3 million resulting from the fire at the Joliet galvanizing facility. The losses at the Joliet facility are expected to continue to be offset with insurance proceeds for business interruption in future quarters, once the claim is settled. Pro forma operating income without the non-operating items would have been $22.7 million for the quarter resulting in an operating margin for the segment of 26.4 percent. The rebuilt Joliet facility began a soft start in mid-November, and we anticipate that this facility will be in full production mode by February 2014.

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2014 guidance for revenues to be in the range of $760 to $770 million. Our earnings are anticipated to be in the range of $2.30 and $2.40 per diluted share. Our guidance reflects the acquisition of WSI during the last eleven months of fiscal 2014.

Tom Ferguson, president and chief executive officer of AZZ incorporated, commented, “While we are not satisfied with our third quarter fiscal 2014 performance, we continue to see progress in our assimilation efforts at WSI and NLI, and believe that fiscal 2015 offers numerous opportunities for growth in these businesses.  We continued to face headwinds in many of our served markets and some customers continued to delay deliveries on major project orders.  The hard work and dedication of AZZ's employees is appreciated and offers a solid platform for the future.  I am optimistic about our future as we take our strong product, service and technology offerings to new geographies, while expanding their penetration in existing markets.  While we continue to control SG&A expenses, we are investing in expanding our international market presence and leveraging sales resources across our array of Electrical and Industrial businesses.  While we expect our markets to remain sluggish during the fourth quarter of fiscal 2014, we are confident of our opportunities in fiscal 2015 and beyond.”

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal year 2014 at 11:00 A.M. ET on Wednesday, January 8, 2014. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10038188, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a global provider of specialty electrical equipment and highly engineered services to the power generation, transmission, distributions, and industrial markets as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,”

AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

“continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2013	November 30, 2012	November 30, 2013	November 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$197,755	$149,675	$570,712	$430,203
Costs and Expenses:
Cost of Sales	144,395	104,672	410,732	304,022
Selling, General and Administrative	28,113	17,895	80,978	49,019
Interest Expense	4,615	3,234	13,744	9,802
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(7,373)	157	(8,256)	(5,794)
Other (Income)	93	(454)	(3,617)	(700)
	$169,843	$125,504	$493,581	$356,349

Income before income taxes	27,912	24,171	77,131	73,854
Income Tax Expense	9,467	8,807	27,776	26,631
Net income	$18,445	$15,364	$49,355	$47,223
Net income per share
Basic	$0.72	$0.61	$1.94	$1.87
Diluted	$0.72	$0.60	$1.92	$1.85
Diluted average shares outstanding	25,720	25,603	25,683	25,537

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2013	November 30, 2012	November 30, 2013	November 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$112,035	$60,421	$312,635	$171,633
Galvanizing Services	85,720	89,254	258,077	258,570
	$197,755	$149,675	$570,712	$430,203

Segment Operating Income :
Electrical and Industrial Products	$11,853	$8,952	$35,633	$25,087
Galvanizing Services	21,316	24,449	73,260	70,631
Total Segment Operating Income	$33,169	$33,401	$108,893	$95,718

AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2013	February 28, 2013
	(unaudited)	(audited)

Assets:
Current assets	$324,429	$262,432
Net property, plant and equipment	198,103	154,476
Other assets, net	466,643	277,297
Total assets	$989,175	$694,205

Liabilities and shareholders’ equity:
Current liabilities	$146,552	$118,899
Long term debt due after one year	416,643	196,429
Other liabilities	51,484	44,943
Shareholders’ equity	374,496	333,934
Total liabilities and shareholders’ equity	$989,175	$694,205

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2013	November 30, 2012
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$94,614	$66,586
Net cash provided by (used in) investing activities	(309,740)	(133,602)
Net cash provided by (used in) financing activities	210,466	(26,807)
Effect of exchange rate changes on cash	10	26
Net increase (decrease) in cash and cash equivalents	($4,650)	($93,797)
Cash and cash equivalents at beginning of period	55,597	143,303
Cash and cash equivalents at end of period	$50,947	$49,506

AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earning and Adjusted Earnings Per Share

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, the Company has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across a broad spectrum of companies , which provides a more complete understanding of the Company’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.

The following table provides a reconciliation for the three and nine months ended November 30, 2013 and 2012 between net income and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted per share, respectively, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended November 30,
	2013		2012
		(in thousands)
		Per Diluted Share		Per Diluted Share
Net income and diluted earnings per share	$18,445	$0.72	$15,364	$0.60

Adjustments (net of tax)

Joliet Facility Fire Operating Loss	888	0.03	638	0.02
Joliet Facility Fire-Business Interruption Insurance Proceeds	0	0	0	0
Joliet Facility Fire-Gain from Property Insurance Proceeds	(4,868)	(0.19)	0	0
Law Suit Settlement	0	0	0	0
Acquisition Related Expenditures	766	0.03	280	0.02

Adjusted earnings and adjusted earnings per share	$15,231	$0.59	$16,282	$0.64

AZZ Third Quarter – Fiscal Year 2014
January 8, 2014

	Nine Months Ended November 30,
	2013		2012
		(in thousands)
		Per Diluted Share		Per Diluted Share
Net income and diluted earnings per share	$49,355	$1.92	$47,223	$1.85

Adjustments (net of tax)

Joliet Facility Fire Operating Loss	1,898	0.07	1,734	0.07
Joliet Facility Fire-Business Interruption Insurance Proceeds	(1,713)	(0.07)	0	0
Joliet Facility Fire-Gain from Property Insurance Proceeds	(5,237)	(0.20)	(3,836)	(0.16)
Law Suit Settlement	(2,688)	(0.10)	0	0
Acquisition Related Expenditures	2,781	0.11	663	0.03

Adjusted earnings and adjusted earnings per share	$44,396	$1.73	$45,784	$1.79

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